Exhibit 99.1

Vision-Sciences Announces Revenue of $4.5 Million for Third Quarter and $12.1 Million for First Nine Months of Fiscal 2014

Orangeburg, NY – February 3, 2014 – Vision-Sciences, Inc. (NasdaqCM: VSCI), a leading provider of unique flexible endoscopic products utilizing its proprietary sterile disposable EndoSheath® technology, today announced financial results for the third quarter and first nine months of fiscal year 2014, ended December 31, 2013.

Third Quarter Fiscal Year 2014 Highlights

●	Net sales increased by 14% to $4.5 million compared with $4.0 million in the third quarter of fiscal 2013;
●	On a sequential basis, net sales increased by 14% compared with $4.0 million in the second quarter of fiscal 2014;
●	Operating loss improved by 3% to $1.5 million compared to the same quarter last fiscal year;
●	Net loss improved by 1% to $1.6 million, or ($0.03) per basic and diluted share, compared to the same quarter last fiscal year;
●

Positive outcomes of a clinical study that evaluated the durability and microbial barrier properties of EndoSheath® technology in the flexible cystoscopy setting were published in the peer-reviewed journal BMC Urology;

●	Launched an authorized fiber and video endoscope repair center for Europe; and
●	Selected as preferred vendor for endoscopy equipment by 21st Century Oncology.

First Nine Months of Fiscal Year 2014 Highlights

●	Net sales increased by 9% to $12.1 million compared with $11.1 million in the first nine months of fiscal 2013;
●	Operating loss improved by 20% to $5.2 million compared to $6.5 million in the same period last fiscal year; and
●	Net loss improved by 37% to $5.3 million, or ($0.12) per basic and diluted share, compared to $8.5 million, or ($0.18) per basic and diluted share, in the same period last fiscal year.

“I am pleased with the revenue growth we achieved this quarter on both a year-over-year and sequential basis,” commented Howard Zauberman, President and Chief Executive Officer of Vision-Sciences, Inc. “Our relationship with Stryker remains strong and we are pleased with their growth in ureteroscope placements, which continues to be a key driver of our revenues. We expect revenue growth in coming quarters will be consistent with the last nine months as we complete our turnaround, and seek to reduce our operating loss on a go-forward basis.”

“Over the past four weeks, there have been several reported incidents of improper endoscope reprocessing and sterilization procedures in the U.S. and Canada. Media coverage of these incidents and the ongoing investigations has highlighted the public health impact and increased public awareness of this substantial, ongoing issue. These incidents reinforce the utility of our “always ready, always sterile” endoscope, employing our EndoSheath technology to significantly reduce the risk of cross-contamination,” concluded Mr. Zauberman.

Results of Operations

Third Quarter Fiscal Year 2014 versus Third Quarter Fiscal Year 2013

Net sales in the third quarter of fiscal 2014 increased by 14% to $4.5 million as compared with $4.0 million in the same period a year ago, primarily attributable to higher sales of our endoscopes and EndoSheath technology in the urology market. Sequentially, net sales in the third quarter increased by 14% from $4.0 million in the second quarter of fiscal 2014.

Net sales detail (in thousands, except for percentages) for the third quarters of fiscal years 2014 and 2013 were as follows:

	Three Months Ended
	December 31,
Market/Category	2013	2012	%
	(unaudited)	(unaudited)
Urology	$2,097	$1,421	48%
ENT	386	398	-3%
TNE	361	385	-6%
Pulmonology	276	238	16%
Spine	-	-	n/a
Repairs, peripherals, and accessories	466	528	-12%
Total net medical sales	3,586	2,970	21%
Total net industrial sales	921	982	-6%
Net sales	$4,507	$3,952	14%

Gross profit was $1.4 million in the third quarter of fiscal 2014, an increase of $0.2 million, or 22%, over the same period last year. Gross margin increased by 200 basis points to 30.6% in the third quarter of fiscal 2014 from 28.6% in the third quarter of fiscal 2013. The year-over-year improvement in the Company’s gross margin was primarily attributable to favorable manufacturing absorption from higher production of the Company’s urology endoscopes and EndoSheath technology.

Selling, general and administrative (“SG&A”) expenses were $2.3 million in the third quarter of both fiscal years 2014 and 2013. As a percentage of net sales, SG&A decreased to 51% from 58% reported in the same period last fiscal year.

Research and development (“R&D”) expenses were $0.6 million in the third quarter of fiscal 2014, an increase of $0.2 million, or 59%, over the same period last year, primarily due to the timing of development costs. As a percentage of net sales, R&D increased to 12% in the third quarter of fiscal 2014 from 9% reported during the same period last fiscal year.

The Company’s operating loss improved by 3% to $1.5 million during the third quarter of fiscal 2014.

First Nine Months of Fiscal 2014 versus First Nine Months of Fiscal 2013

Net sales for the first nine months of fiscal 2014 increased by 9% to $12.1 million from $11.1 million reported during the first nine months of fiscal 2013. Similar to the third quarter sales results, the year-over-year growth was primarily attributable to higher sales of our endoscopes and EndoSheath technology in the urology market.

Net sales detail (in thousands, except for percentages) for the first nine months of fiscal years 2014 and 2013 were as follows:

	Nine Months Ended
	December 31,
Market/Category	2013	2012	%
	(unaudited)	(unaudited)
Urology	$5,614	$3,365	67%
ENT	1,128	1,417	-20%
TNE	944	895	5%
Pulmonology	757	525	44%
Spine	-	440	-100%
Repairs, peripherals, and accessories	1,570	1,548	1%
Total net medical sales	10,013	8,190	22%
Total net industrial sales	2,114	2,897	-27%
Net sales	$12,127	$11,087	9%

Gross profit was $3.7 million in the first nine months of fiscal 2014, an increase of $0.5 million, or 17%, over the same period last fiscal year. Gross margin increased by 200 basis points to 30.1% in the first nine months of fiscal 2014 from 28.1% in the first nine months of fiscal 2013. The year-over-year improvement in the Company’s gross margin was primarily attributable to favorable manufacturing absorption from higher production of the Company’s urology endoscopes and EndoSheath technology.

SG&A expenses were $7.4 million for the first nine months of fiscal 2014, a decrease of $0.8 million, or 10%, compared to the same period last fiscal year. The decrease was primarily attributable to lower stock-based compensation expense and corporate compensation costs. As a percentage of net sales, SG&A decreased to 61% in the first nine months of fiscal 2014 from 74% as reported in the first nine months of fiscal 2013.

R&D expenses were $1.4 million for the first nine months of both fiscal 2014 and 2013. As a percentage of net sales, R&D was 12% for the first nine months of both fiscal years 2014 and 2013.

The Company’s operating loss improved by 20% to $5.2 million in the first nine months of fiscal 2014 from $6.5 million in the same period last fiscal year, primarily attributable to a $0.8 million reduction in operating expenses.

At December 31, 2013, the Company had cash and cash equivalents of $1.1 million and working capital of $7.4 million, as compared to cash and cash equivalents of $0.8 million and working capital of $7.0 million at March 31, 2013. As of December 31, 2013, the Company had $1.5 million of capital available under a revolving convertible promissory note with Lewis C. Pell, the Company’s Chairman.

Conference Call

Howard Zauberman, President and Chief Executive Officer, and Keith Darragh, VP, Finance, will host a conference call to discuss the third quarter and first nine months of fiscal 2014 financial results at 8:30 a.m. EST, on Tuesday, February 4, 2014.

Conference dial-in:	(877) 303-1595
International dial-in:	(970) 315-0449
Conference ID:	46543979
Webcast:	http://ir.visionsciences.com/

An audio replay of the conference call will be available from 11:30 a.m. EST on Tuesday, February 4, 2014, through 11:59 p.m. EST on Tuesday, February 11, 2014 by dialing (855) 859-2056 from the U.S. or (404) 537-3406 from abroad. The audio webcast will also be available in the investor section of the Company’s website, www.visionsciences.com.

About Vision-Sciences, Inc.

Vision-Sciences, Inc. designs, develops, manufactures and markets products for flexible endoscopy. The Company’s unique product lines feature a streamlined visualization system and proprietary sterile disposable microbial barrier, known as EndoSheath® technology, providing users with efficient and cost effective endoscope turnover while enhancing patient safety.  Information about Vision-Sciences’ products is available at www.visionsciences.com.

Vision-Sciences owns the trademarks Vision Sciences™ and Slide-On™ and the registered trademarks EndoSheath®, EndoWipe® and The Vision System®.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements, which are any statements that are not historical facts. These forward-looking statements are based on Vision-Sciences’ current expectations, and should not be relied upon as representing its views as of any subsequent date. Forward-looking statements are subject to a variety of risks and uncertainties that could cause the Company’s actual results to differ materially from the statements contained herein; risk factors are detailed in the Company’s most recent annual report and other filings with the U.S. Securities and Exchange Commission. There is no assurance that any future results or events discussed in these statements will be achieved. The Company does not assume any obligation to update any forward-looking statements as a result of new information or future events or developments, except as may be required by law.

Contacts:
Keith Darragh	Lisa Wilson
VP, Finance	President
Vision-Sciences, Inc.	In-Site Communications, Inc.
(845) 365-0600	(212) 452-2793
invest@visionsciences.com	lwilson@insitecony.com

(Financial tables follow)

Vision-Sciences, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(In thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	December 31,		December 31,
	2013	2012	2013	2012
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Net sales	$4,507	$3,952	$12,127	$11,087
Cost of sales	3,129	2,820	8,474	7,973
Gross profit	1,378	1,132	3,653	3,114

Selling, general, and administrative expenses	2,304	2,311	7,404	8,205
Research and development expenses	552	347	1,399	1,361
Operating loss	(1,478)	(1,526)	(5,150)	(6,452)

Interest income	-	1	1	4
Interest expense	(58)	(36)	(143)	(467)
Other, net	(18)	(6)	(16)	(47)
Debt cost expense	-	-	-	(272)
Loss on extinguishment of debt	-	-	-	(1,244)
	(76)	(41)	(158)	(2,026)
Loss before provision for income taxes	(1,554)	(1,567)	(5,308)	(8,478)
Income tax provision	8	10	11	10
Net loss	$(1,562)	$(1,577)	$(5,319)	$(8,488)

Net loss per common share - basic and diluted	$(0.03)	$(0.03)	$(0.12)	$(0.18)

Weighted average number of shares outstanding - basic and diluted	46,163	46,051	46,139	45,902

Vision-Sciences, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(In thousands, except per share amounts)

	December 31,	March 31,
	2013	2013
	(unaudited)	(audited)
ASSETS
Current assets:
Cash and cash equivalents	$1,122	$788
Accounts receivable, net	3,410	3,624
Inventories, net	5,394	5,158
Prepaid expenses and other current assets	313	276
Total current assets	10,239	9,846

Property and equipment, net	1,179	1,454
Other assets, net	67	77
Total assets	$11,485	$11,377

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
Accounts payable	$1,085	$1,300
Accrued expenses	897	728
Accrued compensation	648	656
Deferred revenue	183	130
Capital lease obligations	34	75
Total current liabilities	2,847	2,889

Convertible debt—related party, net	21,804	17,000
Deferred revenue, net of current portion	76	62
Capital lease obligations, net of current portion	-	22
Total liabilities	24,727	19,973

Commitments and Contingencies
Stockholders’ deficit:
Preferred stock, $0.01 par value
Authorized—5,000 shares;
issued and outstanding—none	-	-
Common stock, $0.01 par value
Authorized—75,000 shares;
issued—47,614 shares and 46,249 shares, respectively	476	463
Additional paid-in capital	101,507	100,819
Treasury stock at cost, 59 shares and 34 shares of common stock, respectively	(78)	(50)
Accumulated deficit	(115,147)	(109,828)
Total stockholders’ deficit	(13,242)	(8,596)
Total liabilities and stockholders’ deficit	$11,485	$11,377

Vision-Sciences, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(In thousands, except per share amounts)

	Nine Months Ended
	December 31,
	2013	2012
	(unaudited)	(unaudited)
Cash flows from operating activities:
Net loss	$(5,319)	$(8,488)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	532	603
Stock-based compensation expense	499	1,209
Provision for (recovery of) bad debt expenses	16	(4)
Loss on disposal of fixed assets	5	51
Non-cash interest expense	6	-
Debt cost expense	-	272
Loss on extinguishment of debt	-	1,244
Changes in assets and liabilities:
Accounts receivable	198	(684)
Inventories	(465)	(1,062)
Prepaid expenses and other current assets	(37)	(21)
Other assets	10	-
Accounts payable	(215)	334
Accrued expenses	169	(325)
Accrued compensation	(8)	192
Deferred revenue	67	49
Advances from customers	-	(529)
Net cash used in operating activities	(4,542)	(7,159)
Cash flows from investing activities:
Purchases of property and equipment	(53)	(93)
Proceeds from disposal of fixed assets	3	5
Net cash used in investing activities	(50)	(88)
Cash flows from financing activities:
Proceeds from issuance of convertible debt—related party	5,000	-
Proceeds from promissory note—related party	-	5,000
Net proceeds from sale of common stock	-	878
Proceeds from exercise of stock options	-	99
Common stock repurchased	(28)	(36)
Payments of capital leases	(46)	(73)
Net cash provided by financing activities	4,926	5,868
Net increase (decrease) in cash and cash equivalents	334	(1,379)
Cash and cash equivalents at beginning of period	$788	$2,674
Cash and cash equivalents at end of period	$1,122	$1,295